Exhibit 10.9

27 April 2006

Mr David Smith

85 Gordon Street

HAWTHORNE QLD 4171

Dear David,

Peplin Limited (the “Company”) is pleased to offer you a contract of employment for the role of Company Secretary and Director, Finance from 1 April 2006. This contract replaces all previous terms and conditions of employment with the Company.

The conditions of your employment are as follows:

1.	Appointment

Your position is Company Secretary and Director, Finance, based in Brisbane and reporting to the CFO. In this role, you have accountability for:

•	company secretariat functions of the Company,

•	accounting, reporting, budgeting, forecasting and taxation activities and functions of the Company,

•	providing financial services and support to Company personnel,

•	developing, upgrading and operating business and management systems, and

•	managing treasury activities for the Company.

2.	Remuneration

(a)	Your total annual remuneration package comprises a Salary and such other benefits as are chosen by you and agreed by the Company, paid monthly in advance at the start of each month. The total cost to the Company of the package (including Fringe Benefits Tax to the extent applicable) is $132,000 per annum (your “Total Package”), with effect from 1 April 2006. Clause 11 of this letter itemises additional benefits that do not fall within the Total Package definition. Benefits you may elect to include as part of your Total Package are confined to car leasing and superannuation; information on these is available from the Office Manager.

(b)	Your Total Package will be reviewed annually with any adjustments based solely on performance. Your next review of the Total Package will take effect on 1 January 2006.

3.	Incentive Plan

You shall, in addition to the compensation detailed in the remuneration clause, be eligible to participate in short term incentive (“STI”) and long term incentive (“LTI”) arrangements based upon a complete year in your position as follows:

a)	Fifteen percent (15%) of your Salary will be available as a maximum incentive on the achievement of individual, team and Company goals agreed by you and myself. In broad terms, this bonus element will be apportionable over these goals in the ratio 50:25:25. Your maximum short term incentive for 2006 is 15% × $120,000 = $18,000.

b)	From time to time as determined by the Board, an additional long-term incentive may be made available to you based upon the level of achievement of personal and corporate performance. This LTI will be expressed as a right to Peplin shares or options at a determination point or points in the future. Participation by eligible persons employed by the Company must be approved by the Board of Peplin Limited.

4.	Term of Employment

Your appointment to this role commences on 1 April 2006 and will continue until terminated in accordance with the procedures set out in Clause 17. Your start date with the Company is 5 July 2004.

5.	Working Hours and Responsibilities

(a)	As a valued member of the team working for the Company, you will appreciate that your position is task rather than time oriented and you will be expected to work such hours as are required for the satisfactory performance of your duties. Your Total Package allows for such hours.

(b)	During your appointment as Company Secretary and Director, Finance you shall:

(i)	subject to the directions of your manager, administer, conduct the business of, and control and manage the productive resources of the Company in your functional area in an effective and efficient manner, and perform tasks reasonably associated with that function;

(ii)	devote substantially the whole of your time and attention, during normal commercial hours of business and at such other times as the nature of the Company’s business shall require, to the performance of your duties and the discharge of your responsibilities; and

(iii)	well and faithfully serve the Company to the best of your ability and use your utmost endeavours to promote the interests of the Company in all things.

6.	Annual Leave

You will be granted four weeks paid holidays per annum to be taken at a time mutually agreeable to your manager and yourself. All accruals of annual leave are maintained.

7.	Statutory Holidays

You will be entitled to statutory holidays observed in Brisbane.

8.	Long Service Leave

You will be entitled to long service leave at the rate of 8.6667 weeks after ten years continuous service. All accruals of long service leave to date are maintained.

9.	Sick Leave

You are entitled to 10 days paid sick leave in any year. Sick leave entitlements are cumulative.

For an absence in excess of five days, you must provide a medical certificate which sets out the nature of your illness and the approximate period of absence from work.

Sick leave policy should be read in conjunction with clause 17(a)(i) of this letter.

10.	Superannuation

You are required to become a member of a complying superannuation fund. You may select the superannuation fund to which the Company will make future superannuation contributions. If you do not make a choice, contributions will be paid into the Company’s default fund. The gross amount of contributions, comprising your individual contribution and that of the Company (the latter to be 10% of Salary), is included in your Total Package.

Your Salary will be used for determining contributions under the plan. Your Salary for this purpose is $120,000 per annum.

Peplin’s default superannuation fund is SunSuper. Information on the fund will be made available to you in due course but an introduction to SunSuper can be found at the SunSuper website at www.sunsuper.com.au.

11.	Job Facility Provisions

(a)	Telephone

You will be provided with a mobile telephone at no cost to yourself to be used for Company related calls or be eligible to claim reimbursement for the reasonable costs of your personal mobile telephone.

(b)	Internet Access

You will be entitled to claim reimbursement of the cost of installing and maintaining (to a maximum of $60 per month) internet access at your home.

(c)	Car Parking

You are provided with motor vehicle parking at the Company’s premises at no cost to yourself.

12.	Out of Pocket Expenses

The Company shall reimburse or meet the reasonable cost of expenses which are necessarily incurred by you in the performance of your duties and the discharge of your responsibilities in accordance with criteria determined from time to time by the Company. You must provide receipts or other evidence of payment and the purpose of each expense to support each claim or outlay. Where applicable, reimbursement claims are to be substantiated using an FBT declaration.

13.	Outside Work and Directorships of Other Companies

You are not to perform remunerated work or otherwise be engaged or concerned in any other business or occupation whatsoever without the prior written approval of the CEO and Managing Director.

You require the prior written approval of the Board before accepting a directorship of any company.

14.	Company Policy

To the extent that a matter is not addressed in this letter, your engagement is governed by detailed policies applying from time to time to the conditions of staff employment, currently set out in the Company’s Policies and Procedures, copies of which are available for your inspection.

15.	Security of Information

(a)	You acknowledge that -

i	notwithstanding that you will acquire certain information in the ordinary course of your duties, the property of the Company includes, and will include, all confidential information and all records, documents, accounts, plans, formulae, designs, specifications; price lists, customer lists, correspondence and letters and papers of every description, electronically recorded data, including all copies of or extracts from the same, within your possession or control relating to the affairs or business of the Company and belonging to the Company or which may come into your possession in the course and by reason of your employment, whether or not originally supplied by the Company (the “Company’s Documents”);

ii	the information contained in the Company’s Documents has been, and will be, acquired by the Company at considerable effort and expense;

iii	the Company has also expended, and will also expend, considerable effort and moneys in establishing its customer base and employee skills; and

iv	accordingly, it is reasonable that you should be subject to the restrictions set out in this Clause.

(b)	You will not, either during the term of your employment or after its termination, except in the proper course of your duties under this agreement or as required by law or the Company, use or divulge to any person whomsoever and shall use your best endeavours to prevent the publication or disclosure of any trade secret or any confidential information concerning the products, business, finances, customers or trade connections of the Company or any of its dealings, transactions or affairs and will use your best endeavours to prevent the use or disclosure of any such information to third parties.

(c)	You shall not during your employment make, prepare, obtain or otherwise bring into existence other than for the benefit of the Company, any records, documents, accounts, plans, formula, designs, specifications, prices, customer lists, correspondence, letters, papers of any description, or electronically recorded data, including any copies, photocopies, photographs or extracts of the same relating to any matter within the scope of the business of the Company relating to the affairs or business of the Company, nor shall you use or permit to be used any of this material otherwise than for the benefit of the Company. All of the material shall be and remain at all times the property of the Company and you shall, upon termination of your employment, leave the documents at the registered office of the Company.

Notwithstanding any of the above provisions, you will be entitled to keep, and upon termination retain, personal diaries and records relating to your employment, for personal use (including use in any future proceedings in which you may be directly or indirectly involved), provided the Company is informed of the existence of such material and provided you let the Company have copies upon request. You agree you shall not take commercial advantage of any such personal records without the prior consent of the Company.

(d)	You agree that all inventions, discoveries, knowledge, know-how, trade secrets, information capable of protection by patent, copyright, design or other registration or notification, and all other forms of intellectual property which come into your possession or control as a direct or indirect result of your employment are the property of the Company.

(e)	In this clause, reference to the Company includes all corporations which are related bodies corporate.

16.	Employee Privacy Consent

The Company is bound by the Privacy Act 1998 (Cth) and the National Privacy Principles contained within that Act.

The Company may from time to time request you to provide it with personal information, sensitive information and health information about you to enable it to administer its employment relationship with you. If you do not provide the Company with the information which it may request about you, then the Company may not be able to fully administer its employment relationship with you. When requesting information from you, the Company will advise you of the nature of the information which it requires and the consequences of not having the requested information.

The Company may also request third parties to provide it with information about you. Such third parties include external health service providers and other service providers engaged by the Company to deliver services related to your employment.

You acknowledge that the personal, sensitive and health information collected about you may be used by the Company to enable it to administer its employment relationship with you. In particular, the Company may use the personal, sensitive and health information collected about you to endeavour to ensure your fitness for work and safety in any of the work environments in which you may work, together with endeavouring to ensure that you receive any prompt treatment that may be required. You further acknowledge that the personal, sensitive and health information collected about you may be used by the Company for any other purpose reasonably related to your employment with the Company. You consent to any such uses of the personal, sensitive and health information held about you by the Company.

You acknowledge that the Company may disclose the personal, sensitive and health information which it holds about you to other companies within the Peplin Group, the Company’s insurers and insurance loss adjusters, legal and other professional advisers, financiers, joint venture partners, health service providers or other organisations which have your consent or which are otherwise authorised by law to collect the personal, sensitive and health information held about you. The Company will only disclose the personal, sensitive and health information which it holds about you if such disclosure is necessary for a purpose reasonably related to your employment with the Company. You consent to any such disclosures of the personal, sensitive and health information held about you by the Company.

You may gain access to the personal information held about you by contacting the Office Manager.

17.	Termination of Employment

(a)	Notwithstanding anything else contained in your current conditions of employment:

(i)	if, in any period of twelve (12) months during the continuance of your employment with the Company, you are unable to perform the duties of your position for a continuous period of nine months or if in any period of twenty-four (24) months you are unable to perform the duties of your position for separate periods in aggregate of twelve months; or

(ii)	if you commit a wilful breach of or wilfully neglect to perform or observe any of your obligations under your conditions of employment, Company Policy or Code of Conduct; or

(iii)	if you commit any other act which would entitle the Company to dismiss you summarily; or

(iv)	if you fail to observe or to perform any of the duties or obligations imposed on you under your conditions of employment and do not correct this failure within seven (7) days of being requested in writing by the Company to do so, then the Company may forthwith terminate your employment under this Termination of Employment Clause by notice in writing, effective from the date of such notice. In the circumstances of termination of employment as a result of any of (a), (i), (ii), (iii) or (iv) above you shall normally be paid outstanding remuneration (if any) to date of termination, accumulated annual leave and accumulated long service leave (provided that you have passed your pro-rata entitlement point). Annual leave and long service leave payable shall be calculated on the basis of your Total Package. The Company reserves the right, in the event of wilful or fraudulent misconduct, to withhold termination payments pending resolution of the circumstances. No other payments are applicable for termination caused by (a) (i), (ii), (iii) or (iv) of this Termination of Employment Clause.

(b)	You may, by one month notice in writing, terminate your employment with the Company.

(c)	The Company may, by notice in writing effective no less than one month from the date of such notice, terminate your employment under this agreement. The Company may terminate your employment immediately or at any time during the notice period and pay to you the Salary and Company superannuation contribution for the balance of the notice period. Should your employment be terminated by the Company other than for the reasons detailed in (a) (i), (ii), (iii) or (iv) of this Termination of Employment Clause, the Company shall pay to you, in addition to the notice period, a severance payment calculated in accordance with the relevant legislation, such payment based upon your Total Package and determined as the number of weeks for your period of continuous service with the Company. Details of the number of weeks for periods of continuous service under the legislation are available from the Office Manager.

(d)	At the date of your termination of employment you shall be paid any outstanding remuneration, accumulated annual leave and accumulated long service leave (provided that you have passed your pro-rata entitlement point). Annual leave and long service leave payable shall be calculated on the basis of your Total Package.

(e)	In the event of termination for any reason, your participation (if any) and in turn your entitlement (if any) to vesting of Peplin options or shares under any Employee or Officers Share or Option Plans shall be determined in accordance with the terms of such Plans.

(f)	Subject to commencement of the corporate superannuation plan, in the event of termination for any reason, your entitlements under the Peplin corporate superannuation plan will be determined by your membership of the plan and the governing Trust Deed and Rules.

18.	Governing Law

This agreement shall be governed by and shall be construed and interpreted in accordance with the laws of Queensland.

19.	Other Agreements Superseded

This agreement supersedes and replaces all other contracts of employment, understandings or arrangements made or developed prior to your acceptance of this offer.

20.	Acceptance of Conditions

Please confirm your agreement with the above conditions by signing the attached copy and returning it to me.

Yours sincerely,

/s/ Michael Aldridge

Michael Aldridge

CEO and Managing Director

I accept the conditions of my employment detailed in the letter dated 27 April 2006.

/s/ David Smith

Signed

David Smith